Exhibit 99.1

Saratoga Investment Corp. Announces Fiscal Second Quarter 2027 Financial Results

Reports Quarterly Asset Growth of 2.1% and Net Originations of $37.1 Million, Including Two New Portfolio Companies

Non-Accruals Remain Low at 0.0% of Fair Value and 1.3% of Cost

Repurchase of 444,124 Shares, Contributing $0.09 Per Share of NAV Accretion

NEW YORK, Oct. 06, 2026 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its fiscal second quarter 2027 ended August 31, 2026.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of
($ in thousands, except per share)	August 31, 2026	May 31, 2026	August 31, 2025
Assets Under Management (AUM)	1,150,190	1,126,334	995,295
Net Asset Value (NAV)	352,577	378,455	410,500
NAV per share	22.15	23.23	25.61
Total Investment Income	31,169	30,777	30,626
Net Investment Income (NII) per share	0.45	0.47	0.58
Adjusted NII per share	0.46	0.47	0.58
Earnings per share	(0.41)	(0.42)	0.84
Dividends per share (record date)	0.75	0.75	0.75
Return on Equity – last twelve months	(1.1)%	4.0%	9.1%
– annualized quarter	(7.3)%	(7.1)%	13.8%
Originations	76,113	79,151	52,222
Repayments	39,048	48,415	29,824

Positive highlights during and subsequent to the quarter include:

●	High-quality AUM growth of 2.1% sequentially, including two new non-software portfolio companies,

●	Issuance of an $85.0 million SAX baby bond, which subsequent to quarter-end increased to $120.8 million through exercise of the green shoe and reopening of the issuance. This issuance allowed for refinancing of the $105.5 million SAT baby bond, reducing refinancing risk for next year. Opportunistically issued prior to Labor Day and subsequent increases in interest rates and competitive offerings,

●	Repurchases of 444,124 shares at a discount to NAV resulting in a $0.09 per share NAV per share accretion,

●	Took advantage of robust refinancing environment to reset CLO1 at $350 million at lower rates, three-year reinvestment period, future BDC management fees and significantly improved interest income,

●	Significant Zollege investment appreciation, and

●	Both Pepper Palace and the CLO F-Note have been sold post quarter-end, thereby eliminating all remaining non-accrual investments, and recently our Exigo red investment was also fully exited at $8.0 million, resulting in a -6.1% IRR over the life of the investment.

Headwinds during the quarter:

●	Balance sheet refinancing resulting in additional interest expense from higher cost debt while spreads on assets not yet widening, although recent base rate increases will benefit interest income,

●	NAV per share decline includes $0.82 per share specifically related to company performance in three distinct credits, and $0.30 per share related to dividend distributions exceeding net investment income, offset by $0.09 per share appreciation from share repurchases, and

●	$13.3 million of $25.9 million NAV decline from accretive share repurchases (32%) and excess dividend distribution (19%) of previously undistributed earnings, which reduces the Company spillover obligation.

Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment, commented, “Our second-quarter results demonstrate the resilience of our platform despite the continued pressure affecting private credit markets. We grew assets under management by 2.1% to $1.150 billion, generating $37.1 million of net originations, while adjusted NII remained relatively stable at $0.46 per share including the cost of our recently refinanced capital structure. Although company-specific valuation adjustments, most previously highlighted in Q1, reduced NAV during the quarter, our core BDC portfolio ended the period only 1.6% below cost, and non-accrual investments represented 0.0% of total portfolio fair value and 1.3% of cost, with both the F-Note and Pepper Palace being sold after quarter-end. We believe these results reflect the underlying quality of the overall portfolio and our ability to continue deploying capital selectively in a volatile market.”

“Continuing our track record of strong dividend distributions, we recently announced a base monthly dividend of $0.25 per share, or $0.75 per share in aggregate for the third quarter of fiscal 2027. Our annualized third quarter dividend of $0.75 per share represents an 18.1% yield based on the stock price of $16.61 as of October 5, 2026, offering strong current income. Originations and AUM growth during the quarter contributed to adjusted NII of $0.46 per share, compared to $0.47 per share last quarter. The modest sequential decline reflected higher interest income from portfolio growth, including new originations and BB and BBB CLO debt investments, offset by the full-period impact of our recent refinancing activity.”

“Investment activity remained healthy during the quarter, supported by the continued expansion of our business development capabilities and sponsor relationships. Market dynamics continued to be very competitive. Despite this, we originated $76.1 million of investments, including investments in two new portfolio companies and nine follow-on investments, compared with $39.0 million of repayments, resulting in $37.1 million of net originations. Approximately $9.2 million of the quarter’s originations consisted of BB and BBB CLO debt investments. While competition remains significant and sentiment across private credit continues to be cautious, we remain highly selective and disciplined in evaluating opportunities given the uncertain operating environment. Our strong reputation, differentiated market positioning, and the ongoing development of sponsor relationships continue to create attractive investment opportunities from high-quality sponsors. We remain prudent and discerning in our underwriting approach, particularly in light of the current volatile and uncertain environment.”

“Saratoga’s overall performance is reflected in our key performance indicators this past quarter and year, including: (i) an increase in AUM of $23.9 million, or 2.1%, to $1.150 billion from the previous quarter, and $154.9 million, or 15.6%, from the previous year, (ii) NAV decrease of $25.9 million, or 6.8%, to $352.6 million from the previous quarter, with 49% of the decline due to portfolio adjustments and 51% due to excess dividend distributions and share repurchases, (iii) LTM ROE of (1.1)% as compared to the industry average of 2.2%, (iv) adjusted NII of $0.46 versus $0.47 per share last quarter, (v) EPS of $(0.41) per share versus $(0.42) in the previous quarter, and (vi) total dividends of $0.75 per share, unchanged from last quarter and last year.”

“NAV per share is down by 4.6% from $23.23 per share last quarter to $22.15 per share in Q2. Of the $1.08 per share reduction this quarter, $0.90 per share was attributable to unrealized depreciation on investments discussed below, and $0.30 per share distribution of dividends in excess of earnings, partially offset by $0.09 per share of accretion from net share repurchases.”

“Our total $1.150 billion portfolio was marked down $14.4 million during the quarter from realized gains and unrealized depreciation. The non-CLO portfolio had $15.4 million of net depreciation, driven primarily by $13.1 million of markdowns in Madison Logic, Exigo and Chronus, reflecting company performance adjustments, and the sales of Gen4 and Modis that resulted in a $1.5 million reversal of previously recognized unrealized appreciation, while other marks reflected a combination of lower equity market multiples and changes in market spreads. These declines were partially offset by $4.5 million of unrealized appreciation in Zollege. The CLO1’s F Note remained at zero fair value, the JV was written down $1.1 million, representing primarily the effect of $0.8 million of dividend income that reduced fair value, and the BB and BBB portfolio was relatively flat. We also recognized $2.1 million of realized gains, primarily from the Gen4 and Modis Dental equity conversions as part of a merger transaction. At quarter-end, our core BDC portfolio was 1.6% below cost and the total portfolio was 4.9% below cost.”

“During the quarter, our core non-CLO net interest margin increased by $0.2 million to $13.6 million. The average core assets increase of 1.2% and 5 basis points increase in the average SOFR rate used in the portfolio, was offset by (i) spreads on originations this quarter being 220 basis points lower than the repayments they replaced, and (ii) increased interest expense due to changes in our capital structure. Shares issued under the DRIP were fully offset by share repurchases, resulting in no net dilution.”

“Our quarter-end cash position increased from $60.8 million last quarter to $95.9 million, and used subsequent to quarter-end to redeem the $105.5 million SAT baby bond that was called.”

“Our overall credit quality remained solid this quarter, with 96.0% of credits rated in our highest internal category, a result we are proud of given the current headwinds in the industry, as further seen in this quarter’s markdowns. Pepper Palace and our CLO’s F Note remained on non-accrual and at zero fair value, together representing 0.0% of portfolio fair value and 1.3% of portfolio cost. With 81.5% of our investments at quarter-end in first lien debt, generally supported by strong enterprise values and resilient balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio composition and leverage profile are well structured to handle a wide range of economic conditions and uncertainty.”

Mr. Oberbeck concluded, “As we reach the halfway point of fiscal year 2027, the operating environment remains uneven as geopolitical uncertainty, persistent inflation, interest-rate volatility and concerns regarding AI-related disruption within the software sector continue to affect borrowers and valuations. These conditions have contributed to higher default activity, declining NAVs across the industry and dividend reductions by several BDCs. At Saratoga, however, the NAV decline this quarter was concentrated in a limited number of company-specific situations and does not appear to reflect broad-based deterioration across the portfolio. At the same time, strong BDC debt issuance, firmer values for higher-quality loans and improving M&A activity point to a market that appears to be stabilizing and increasingly differentiating among managers. We remain confident that our disciplined, senior secured, first-lien focused underwriting and well-structured balance sheet position Saratoga to navigate this environment and continue delivering durable, risk-adjusted returns to our shareholders over the long term.”

Discussion of Financial Results for the Quarter ended August 31, 2026:

●	AUM at fair value as of August 31, 2026 was $1.150 billion, an increase of 2.1% from $1.126 billion as of last quarter, and an increase of 15.6% from $995.3 million as of August 31, 2025.

●	Total investment income for the three months ended August 31, 2026, was $31.2 million, an increase of $0.6 million, or 2.0%, from $30.6 million for the quarter ended August 31, 2025, and an increase of $0.4 million, or 1.3%, as compared to $30.8 million for the quarter ended May 31, 2026. This quarter’s investment income increase, as compared to prior quarters, was primarily due to the full-quarter impact of Q1 originations and the partial-quarter impact of Q2 originations more than offsetting repayments. Investment income reflects a weighted average interest rate on the core BDC portfolio of 10.6%, up from 10.5% as of May 31, 2026 and down from 11.3% as of August 31, 2025, and starting to reflect recent SOFR base rate increases.

●	Total expenses for the quarter ended August 31, 2026, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, were $2.9 million, an increase of $0.4 million compared to $2.5 million for the quarter ended August 31, 2025, and an increase of $0.2 million as compared to $2.7 million for the quarter ended May 31, 2026. This represented 0.9% of average total assets on an annualized basis, unchanged from 0.9% last quarter and up from 0.8% last year.

●	Adjusted NII for the quarter ended August 31, 2026, was $7.4 million, or $0.46 per share, compared with $9.1 million, or $0.58 per share, for the quarter ended August 31, 2025 and $7.6 million, or $0.47 per share, for the quarter ended May 31, 2026. The modest sequential decline primarily reflected the impact of the recent changes to the capital structure increasing interest expense, as well as (i) slight decreases in other income from lower structuring, advisory and prepayment fees, and (ii) higher base management fees from higher AUM.

●	NII Yield as a percentage of average net asset value for the quarter ended August 31, 2026, was 8.0%. Adjusted NII Yield was 8.1%, as compared to adjusted NII Yield of 9.0% last year, and 7.8% last quarter.

●	NAV was $352.6 million as of August 31, 2026, a decrease of $57.9 million from $410.5 million as of August 31, 2025, and a decrease of $25.9 million from $378.5 million as of May 31, 2026.

●	NAV per share was $22.15 as of August 31, 2026, compared to $23.23 as of May 31, 2026, and $25.61 as of August 31, 2025.

●	Return on equity (“ROE”) for the last twelve months ended August 31, 2026, was (1.1%), compared with 9.1% for the comparable period last year, and 4.0% for the twelve months ended May 31, 2026. ROE on an annualized basis for the quarter ended August 31, 2026 was (7.3)%.

●	Repurchased 444,124 shares of common stock under our Share Repurchase Plan at an average price of $18.91 per share for approximately $8.4 million during the quarter. The shares were repurchased below NAV, generating approximately $0.11 per share of NAV accretion and fully offsetting shares issued under the Company’s dividend reinvestment plan.

●	The weighted average common shares outstanding for the quarter ended August 31, 2026 was 16.2 million, down from 16.3 million shares last quarter and increasing from 15.8 million for the quarter ended August 31, 2025.

Portfolio and Investment Activity for the Quarter Ended August 31, 2026

●	Fair value of Saratoga Investment’s portfolio was $1.150 billion, excluding $95.9 million in cash and cash equivalents, principally invested in 50 portfolio companies, one collateralized loan obligation fund (the “CLO”), one joint venture fund (the “JV”), and 32 distinct BB and BBB CLO debt investments.

●	Cost of investments made during the quarter ended August 31, 2026 were $76.1 million, including two investments in new portfolio companies and nine follow-on investments. Cost of investments made during the six months ended August 31, 2026 were $155.3 million.

●	Principal repayments during the quarter ended August 31, 2026, were $39.0 million, including two full debt repayments and equity realizations, four partial repayments, plus amortization. Principal repayments for the six months ended August 31, 2026 were $87.5 million.

o	For the quarter ended August 31, 2026, the fair value of the portfolio decreased by $14.4 million of net realized gains and unrealized depreciation, consisting primarily of (i) $15.4 million of net depreciation in the non-CLO core portfolio, (ii) a $1.1 million write down in the JV, and (iii) $2.1 million of net realized gains, primarily from the Gen4 and Modis Dental equity conversions.

o	The $15.4 million of net depreciation in the non-CLO core portfolio consisted primarily of three components:

●	Madison Logic, Exigo and Chronus continued to decline and represented $13.1 million of the quarter’s write-downs;

●	The equity conversions of Gen4 and Modis resulted in a $1.5 million reversal of previously recognized unrealized appreciation; and

●	The remaining portfolio marks reflected numerous lower equity market multiples in certain equity positions and the impact of changes in market spreads across the portfolio, offset by $4.5 million of unrealized appreciation in Zollege.

o	Since taking over management of the BDC in 2010, the Company has generated $1.41 billion of repayments and sales of investments originated by Saratoga Investment, generating a gross unlevered IRR of 14.9%. Total investments originated by Saratoga are $2.66 billion in 134 portfolio companies.

●	The overall portfolio composition consisted of 81.5% of first lien term loans, 3.9% of second lien term loans, 1.4% of unsecured loans, 6.1% of structured finance securities, and 7.1% of common equity.

●	The weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 9.9%, which was comprised of a weighted average current yield of 10.5% on first lien term loans, 12.0% on second lien term loans, 11.4% on unsecured loans, 10.9% on structured finance securities and 0.0% on equity interests.

●	On September 17, 2026, the Company completed the sixth refinancing of the Saratoga CLO. This refinancing, among other things, extended the Saratoga CLO reinvestment period to October 2029, extended its legal maturity to October 2037, and established a non-call period ending in April 2028. This new Saratoga CLO will have approximately $350 million in assets. As part of this refinancing, we invested an additional $16.2 million in newly issued subordinated notes of the Saratoga CLO and purchased $2.6 million in aggregate principal amount of its Class E-2-R5 notes tranche at par.

Liquidity and Capital Resources

Outstanding Borrowings:

●	On August 26, 2026, we issued $85.0 million in aggregate principal amount of 8.00% fixed-rate notes due 2031 (the “8.00% 2031 Notes”) for net proceeds of approximately $82.3 million. Estimated offering costs incurred were approximately $0.3 million. Interest on the 8.00% 2031 Notes is paid quarterly on February 28, May 31, August 31 and November 30 of each year, with the first payment to be made on November 30, 2026. The Notes will mature on August 31, 2031. The 8.00% 2031 Notes may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after August 26, 2028. The Company has granted the underwriters an option to purchase up to an additional $12.75 million in aggregate principal amount of Notes, and on September 2, 2026, the underwriters fully exercised their option for net proceeds to the Company of $12.4 million after deducting underwriting commissions of approximately $0.4 million. In addition, on September 24, 2026, the Company issued an additional $23.1 million in aggregate principal amount of its 8.00% Notes due 2031, including $3.0 million pursuant to the underwriters’ exercise in full of their over-allotment option. Net proceeds to the Company were $22.5 million, based on the public offering price of 99.6% of the aggregate principal amount, after deducting underwriting commissions of approximately $0.5 million and estimated offering expenses of $0.2 million. The Notes are listed on the NYSE under the trading symbol “SAX”. The Company has received an investment grade private rating of “BBB” from Egan-Jones Ratings Company, an independent, unaffiliated rating agency.

●	As of August 31, 2026 Saratoga Investment had $902.4 million of borrowings outstanding, including $32.5 million under its $85.0 million senior secured revolving Valley Credit Facility and $37.5 million under its $75.0 million senior secured revolving Live Oak Credit Facility.

●	In addition, Saratoga Investment had $84.0 million of SBA debentures in its SBIC II license outstanding, $129.0 million of SBA debentures in its SBIC III license outstanding, $454.4 million of listed baby bonds issued, $75.0 million of unsecured unlisted institutional bond issuances, four unlisted private issuances of $90.0 million in total, and an aggregate of $95.9 million in cash and cash equivalents.

●	On September 18, 2026, the Company redeemed, in full, $105.5 million aggregate principal amount of the issued and outstanding 6.00% 2027 Notes. The 6.00% 2027 Notes were redeemed at 100% of their principal amount, plus the accrued and unpaid interest thereon, through, but excluding, the date of redemption.

Undrawn Borrowing Capacity:

●	With $90.0 million available under the two credit facilities and $95.9 million of cash and cash equivalents as of August 31, 2026, Saratoga Investment has a total of $185.9 million of undrawn credit facility borrowing capacity and cash and cash equivalents available, however this cash and the additional bond proceeds raised on September 2, 2026 is to be used for the repayment of the 6.00% 2027 Notes. The available credit facility can be used for new investments or to support existing portfolio companies in the BDC and the SBIC.

●	In addition, Saratoga Investment has $46.0 million in undrawn SBA debentures available from its existing SBIC III license. And in May 2026, legislation amending the Small Business Investment Act of 1958 increased the individual SBIC leverage limit from $175.0 million to $250.0 million, and the maximum leverage available for two or more SBICs under common control from $350.0 million to $475.0 million, in each case subject to SBA approvals. On September 4, 2026, the Company received notification from the SBA that SBIC III’s individual leverage limit was increased to $250.0 million, providing an additional $75.0 million of long-term capital in the form of SBA-guaranteed debentures.

●	Availability under the Valley National Bank and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding.

●	Total Saratoga Investment undrawn borrowing capacity is therefore $136.0 million as of August 31, 2026.

●	As of August 31, 2026, Saratoga Investment had $120.0 million of committed undrawn lending commitments and $61.1 million of discretionary funding commitments.

Additionally:

●	Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which the Company may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering.

o	As of August 31, 2026, Saratoga Investment has sold 8,591,915 shares for gross proceeds of $227.2 million at an average price of $26.42 for aggregate net proceeds of $225.4 million (net of transaction costs).

o	During the three and six months ended August 31, 2026, Saratoga Investment did not sell any shares through its ATM Program.

Dividend

On September 9, 2026, Saratoga Investment announced that its Board of Directors declared a base quarterly dividend of $0.75 per share in aggregate for the third quarter of fiscal 2027, declaring the following three monthly $0.25 per share dividends:

Month	Amount Per Share	Record Date	Payment Date
September 2026	$0.25	October 6, 2026	October 22, 2026
October 2026	$0.25	November 5, 2026	November 24, 2026
November 2026	$0.25	December 3, 2026	December 22, 2026

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP. Shares issued under the Company’s DRIP are issued at a 5% discount to the average market price per share at the close of trading on the ten trading days immediately preceding (and including) the payment date.

The following table highlights Saratoga Investment’s monthly dividend distribution for fiscal 2027 and annual distribution over the past five years:

Period (Fiscal Year ends Feb)	Base Dividend Per Share	Special Dividend Per Share	Total Dividend Per Share
Fiscal Q3 2027 (November 2026)	$0.25	-	$0.25
Fiscal Q3 2027 (October 2026)	$0.25	-	$0.25
Fiscal Q3 2027 (September 2026)	$0.25	-	$0.25
Fiscal Q2 2027 (August 2026)	$0.25	-	$0.25
Fiscal Q2 2027 (July 2026)	$0.25	-	$0.25
Fiscal Q2 2027 (June 2026)	$0.25	-	$0.25
Fiscal Q1 2027 (May 2026)	$0.25	-	$0.25
Fiscal Q1 2027 (April 2026)	$0.25	-	$0.25
Fiscal Q1 2027 (March 2026)	$0.25	-	$0.25
Total Declared in Fiscal 2027 YTD	$2.25	-	$2.25
Full Year Fiscal 2026	$3.00	$0.25	$3.25
Full Year Fiscal 2025	$2.96	$0.35	$3.31
Full Year Fiscal 2024	$2.86	-	$2.86
Full Year Fiscal 2023	$2.44	-	$2.44

Share Repurchase Plan

As of August 31, 2026, the Company purchased 1,481,822 shares of common stock, at the average price of $21.11 for approximately $31.3 million pursuant to the Share Repurchase Plan. During the three and six months ended August 31, 2026, the Company purchased 444,124 shares of common stock, at an average price of $18.91 for approximately $8.4 million pursuant to the Share Repurchase Plan.

Previously, in fiscal year 2015, the Company announced the approval of an open market share repurchase plan (the “Share Repurchase Plan”) that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 2.7 million shares of common stock. On January 6, 2026, its Board of Directors extended the Share Repurchase Plan for another year to January 15, 2027.

Fiscal Second Quarter 2027 Conference Call/Webcast Information

When:	Wednesday, October 7, 2026
10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q2 2027 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, Saratoga events and presentations. A replay of the webcast will also be available for a limited time at Saratoga events and presentations.

Call:	To access the call by phone, please go to the Registration Link, and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $350 million collateralized loan obligation (“CLO”) fund that has recently repriced and reset its reinvestment period and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.It also owns 50% of the Class E2R5 notes and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E-R notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn or a recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and the global economy; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invest, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2026 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Contacts:

Saratoga Investment Corporation

535 Madison Avenue, 4th Floor

New York, NY 10022

Henri Steenkamp

Chief Financial Officer

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

Lena.Cati@theequitygroup.com

212-836-9611

Val Ferraro

The Equity Group Inc.

Val.Ferraro@theequitygroup.com

212-836-9633

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	August 31, 2026	February 28, 2026
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $1,082,091,998 and $1,011,840,007, respectively)	$1,056,184,544	$1,016,247,566
Affiliate investments (amortized cost of $49,910,512 and $49,429,192, respectively)	49,257,789	52,710,911
Control investments (amortized cost of $77,083,090 and $75,118,675, respectively)	44,748,011	40,175,335
Total investments at fair value (amortized cost of $1,209,085,600 and $1,136,387,874, respectively)	1,150,190,344	1,109,133,812
Cash and cash equivalents	80,087,303	1,680,070
Cash and cash equivalents, reserve accounts	15,786,427	20,105,683
Interest receivable (net of reserve of $1,265,898 and $470,751, respectively)	9,122,307	7,314,053
Management fee receivable	229,150	249,720
Other assets	847,327	781,766
Total assets	$1,256,262,858	$1,139,265,104

LIABILITIES
Revolving credit facilities	$70,000,000	$70,000,000
Deferred debt financing costs, revolving credit facilities	(1,236,703)	(1,670,816)
SBA debentures payable	213,000,000	160,000,000
Deferred debt financing costs, SBA debentures payable	(4,792,550)	(3,888,087)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(41,071)	(108,898)
Deferred debt financing costs, 4.35% notes payable 2027	(170,781)	(344,393)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(94,894)	(130,839)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(27,924)	(48,361)
Deferred debt financing costs, 6.00% notes payable 2027	(470,739)	(823,774)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(405,603)	(580,514)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(543,519)	(748,873)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(661,105)	(866,230)
7.25% Notes Payable 2029	25,000,000	-
Discount on 7.25% notes payable 2029	(442,158)	-
Deferred debt financing costs, 7.25% notes payable 2029	(115,176)	-
7.25% Notes Payable 2030	50,000,000	50,000,000
Discount on 7.25% notes payable 2030	(394,008)	(435,318)
Deferred debt financing costs, 7.25% notes payable 2030	(777,418)	(775,165)
7.50% Notes Payable 2031	100,000,000	100,000,000
Deferred debt financing costs, 7.50% notes payable 2031	(3,171,759)	(3,298,905)
8.00% Notes Payable 2031	85,000,000	-
Deferred debt financing costs, 8.00% notes payable 2031	(2,884,102)	-
Base management and incentive fees payable	6,893,075	6,602,819
Deferred tax liability	3,600,349	4,579,522
Accounts payable and accrued expenses	853,687	1,771,915
Interest and debt fees payable	5,537,756	3,904,143
Directors fees payable	-	5,500
Due to Manager	622,572	590,624
Current income tax payable	33,106	-
Total liabilities	903,686,035	743,109,350

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 15,915,928 and 16,224,198 common shares issued and outstanding, respectively	15,916	16,224
Capital in excess of par value	433,529,752	439,202,477
Total distributable deficit	(80,968,845)	(43,062,947)
Total net assets	352,576,823	396,155,754
Total liabilities and net assets	$1,256,262,858	$1,139,265,104
NET ASSET VALUE PER SHARE	$22.15	$24.42

Asset Coverage Ratio	171.9%	168.4%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	August 31, 2026	August 31, 2025
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$26,680,966	$23,697,449
Affiliate investments	710,089	684,587
Control investments	687,577	1,191,555
Payment in kind interest income:
Non-control/Non-affiliate investments	176,321	121,084
Affiliate investments	524,784	604,880
Control investments	19,829	77,880
Total interest from investments	28,799,566	26,377,435
Interest from cash and cash equivalents	441,110	2,360,397
Management fee income	101,090	663,632
Dividend income:
Non-control/Non-affiliate investments	369,276	127,689
Control investments	752,370	903,439
Total dividend from investments	1,121,646	1,031,128
Structuring and advisory fee income	563,616	221,600
Other income	142,196	(28,436)
Total investment income	31,169,224	30,625,756

OPERATING EXPENSES
Interest and debt financing expenses	14,061,404	12,372,030
Base management fees	5,065,837	4,374,324
Incentive management fees expense (benefit)	1,827,237	2,271,173
Professional fees	626,850	649,899
Administrator expenses	1,350,000	1,283,333
Insurance	80,598	74,310
Directors fees and expenses	125,103	118,500
General and administrative	680,951	412,769
Income tax expense (benefit)	46,080	(11,315)
Total operating expenses	23,864,060	21,545,023
NET INVESTMENT INCOME	7,305,164	9,080,733

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	2,057,105	52,691
Net realized gain (loss) from investments	2,057,105	52,691
Income tax (provision) benefit from realized gain on investments	(71,949)	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(18,387,829)	478,796
Affiliate investments	(1,515,830)	139,577
Control investments	3,439,596	3,109,340
Net change in unrealized appreciation (depreciation) on investments	(16,464,063)	3,727,713
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	512,564	423,998
Net realized and unrealized gain (loss) on investments	(13,966,343)	4,204,402
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(6,661,179)	$13,285,135

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.41)	$0.84
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	16,155,202	15,775,387

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the six months ended
	August 31, 2026	August 31, 2025
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$52,686,744	$49,162,112
Affiliate investments	1,436,183	1,280,211
Control investments	1,374,293	2,382,216
Payment in kind interest income:
Non-control/Non-affiliate investments	349,612	289,313
Affiliate investments	1,028,394	1,189,629
Control investments	39,415	77,880
Total interest from investments	56,914,641	54,381,361
Interest from cash and cash equivalents	995,496	4,387,608
Management fee income	646,078	1,368,807
Dividend income:
Non-control/Non-affiliate investments	369,276	689,872
Control investments	1,531,222	1,339,857
Total dividend from investments	1,900,498	2,029,729
Structuring and advisory fee income	1,219,979	485,975
Other income	269,457	290,893
Total investment income	61,946,149	62,944,373

OPERATING EXPENSES
Interest and debt financing expenses	27,711,687	24,823,895
Base management fees	10,035,890	8,707,656
Incentive management fees expense (benefit)	3,719,298	4,807,686
Professional fees	1,158,086	1,349,099
Administrator expenses	2,700,000	2,533,333
Insurance	161,196	148,620
Directors fees and expenses	251,103	250,000
General and administrative	1,281,217	1,058,180
Income tax expense (benefit)	29,521	43,139
Total operating expenses	47,047,998	43,721,608
NET INVESTMENT INCOME	14,898,151	19,222,765

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	1,568,957	2,315,675
Control investments	638,355	638,355
Net realized gain (loss) from investments	2,207,312	2,954,030
Income tax (provision) benefit from realized gain on investments	(71,949)	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(30,315,013)	850,944
Affiliate investments	(3,934,442)	93,633
Control investments	2,608,261	3,727,113
Net change in unrealized appreciation (depreciation) on investments	(31,641,194)	4,671,690
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	1,043,388	368,913
Net realized and unrealized gain (loss) on investments	(28,462,443)	7,994,633
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(13,564,292)	$27,217,398

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.84)	$1.75
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	16,203,415	15,560,114

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share, respectively. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income in fiscal 2027 also excludes the interest expense and amortization of deferred financing costs related to the 8.0% 2031 Notes during the period while the 6.0% 2027 Notes were already issued and outstanding. This expense is directly attributable to the issuance of the 8.0% 2031 Notes and the subsequent repayment of the 6.0% 2027 Notes, and this double interest expense is deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.Pursuant to the requirements of Item 10(e) of Regulation S-K, the following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and six months ended August 31, 2026 and 2025.

	For the Three Months Ended
	August 31, 2026	August 31, 2025

Net Investment Income	$7,305,164	$9,080,733
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Interest on 8.0% 2031 Notes	122,810	-
Adjusted net investment income	$7,427,974	$9,080,733

Net investment income yield	8.0%	9.0%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Interest on 8.0% 2031 Notes	0.1%	-
Adjusted net investment income yield (1)	8.1%	9.0%

Net investment income per share	$0.45	$0.58
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Interest on 8.0% 2031 Notes	$0.01	-
Adjusted net investment income per share (2)	$0.46	$0.58

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Six Months Ended
	August 31, 2026	August 31, 2025

Net Investment Income	$14,898,151	$19,222,765
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Interest on 8.0% 2031 Notes	122,810	-
Adjusted net investment income	$15,020,961	$19,222,765

Net investment income yield	7.9%	9.6%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Interest on 8.0% 2031 Notes	0.1%	-
Adjusted net investment income yield (3)	8.0%	9.6%

Net investment income per share	$0.92	$1.24
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Interest on 8.0% 2031 Notes	$0.01	-
Adjusted net investment income per share (4)	$0.93	$1.24

(3)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(4)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.